UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2006

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1300 Morris Drive	19087
Chesterbrook, PA (Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 1, 2006, a wholly-owned United Kingdom subsidiary (the “Borrower”) of AmerisourceBergen Corporation (the “Registrant”) entered into a £20,000,000 multicurrency revolving credit facility (the “UK Credit Agreement”) with the Registrant, as guarantor, and Barclays Bank PLC, as lender.

The UK Credit Agreement consists of a multicurrency revolving credit facility maturing on March 1, 2009. Interest on borrowings under the facility accrues at LIBOR or, for any Euro loan, EURIBOR, plus a specified rate based on the credit rating of the Registrant’s senior unsecured debt. Such specified rates range from 0.32% to 1.20% over LIBOR. The Borrower will pay quarterly facility fees to maintain the availability under the UK Credit Agreement at specified rates based on the Registrant’s debt ratings ranging from 0.055% to 0.275% of the total commitment under the facility. The UK Credit Agreement contains restrictions on, among other things, additional indebtedness, additional liens, distributions and dividends to stockholders, certain fundamental changes, asset sales, investments and loans. Additional covenants require compliance with leverage and fixed charge coverage ratios. The Borrower may choose to repay its obligations or reduce its commitments under the UK Credit Agreement at any time. The Registrant has guaranteed the Borrower’s obligations under the UK Credit Agreement.

The Borrower may use the funds provided under the UK Credit Agreement for general corporate purposes, investments and acquisitions. The UK Credit Agreement was used to fund the Borrower’s acquisition of Brecon Pharmaceuticals Holdings Limited and will be available to fund the ongoing activities of the Borrower and its subsidiaries in the United Kingdom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: March 7, 2006	By:	/s/ Michael D. DiCandilo
		Name:	Michael D. DiCandilo
		Title:	Executive Vice President and Chief Financial Officer